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                                                                    Exhibit 8.2


                      [Sullivan & Cromwell Letterhead]





                                                      September 11, 1998




Wells Fargo & Company,
  420 Montgomery Street, 12th Floor,
     San Francisco, California 94104.

Norwest Corporation
  Sixth and Marquette
    Minneapolis, Minnesota 55479.

Ladies and Gentlemen:

     We have acted as counsel to Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), in connection with the planned merger of Wells Fargo with and into WFC Holdings Corporation ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of Norwest Corporation, a Delaware corporation ("Norwest"), with Merger Sub surviving, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 7, 1998 and amended and restated as of September 10, 1998, by and among Wells Fargo, Norwest and Merger Sub. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement to which this opinion is attached as an exhibit or the appendices thereto (including the Agreement).

     We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and pursuant to the corporation laws of the State of Delaware and (2) the representations contained in the letters of representation from Wells Fargo and Norwest to us dated September 11, 1998 were true and correct when made and will be


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Wells Fargo & Company
Norwest Corporation                                                   -2-


true and correct at the Effective Time.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

          (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended, and Norwest, Wells Fargo and Merger Sub will each be a party to the reorganization;

         (ii) no gain or loss will be recognized by Norwest, Merger Sub or Wells Fargo as a result of the Merger; and

        (iii) no gain or loss will be recognized by Wells Fargo Stockholders who exchange their Wells Fargo Common Stock solely for Norwest Common Stock pursuant to the Merger(except with respect to cash received in lieu of a fractional share interest in Norwest Common Stock).

     We express no opinion as to the effect of the Merger on any person that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

     The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, Wells Fargo stockholders who received their Wells Fargo Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their Wells Fargo Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

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Wells Fargo & Company
Norwest Corporation                                                   -3-


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                  Very truly yours,


                                                  /s/ Sullivan & Cromwell
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